AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2020 RESULTS
Quarterly revenue of $608 million;
GAAP EPS of $0.47 and adjusted EPS of $0.83

DALLAS & SAN DIEGO – (August 6, 2020) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2020 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2020	% Change Q2 2019	YTD June 30, 2020	% Change YTD June 30, 2019
Revenue	$608.4	14%	$1,210.8	13%
Gross profit	$197.5	10%	$399.6	12%
Net income	$22.3	(23)%	$35.3	(44)%
GAAP diluted EPS	$0.47	(23)%	$0.74	(44)%
Adjusted diluted EPS*	$0.83	8%	$1.62	7%
Adjusted EBITDA*	$80.5	21%	$154.5	16%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•AMN team members and our healthcare professionals have been instrumental in responding to our country’s needs to care for COVID-19 patients.
•We have increased diversity, inclusion, equity and equality actions and education to support our team members and communities in fighting social injustice and racism.
•Second quarter financial results were ahead of guidance, led by strength in travel nurse staffing and the quick recovery of our language interpretation business, Stratus Video.
•Revenue of $608 million was 14% above prior year, with organic revenue higher by 2%, and adjusted EBITDA was $81 million.
•While many of our businesses saw demand disrupted by the COVID-19 pandemic, most business lines performed in line with or better than our expectations in the second quarter.

•Operating cash flow in the quarter was $77 million, helping us to pay down $127 million of debt and reach a leverage ratio of 2.7 to 1.
•With improving healthcare utilization and the continued impact of COVID-19, current travel nurse demand is significantly higher than prior-year levels.

“Our healthcare professionals and the entire AMN team are doing an exceptional job of pivoting and leaning in to help patients receive the compassionate care needed as our country navigates through this crisis, and we are prioritizing their health and well-being,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “AMN’s long-standing commitment to diversity, equality, equity and inclusion has been a critical part of our culture and collaboration with stakeholders. Our dedication in fighting for social justice and against racism has been fortified over these last few months, and AMN is taking greater action to support our team members, healthcare professionals, clients and communities.

“In this unprecedented business environment, we have adapted our operations and cost structure to be more agile and responsive to the fast-changing needs of our healthcare professionals and clients. We are also continuing to make important investments in our people, processes and technology to further differentiate AMN and enable future growth opportunities,” Ms. Salka said. “We believe these past few months have strengthened our relationship with our strategic clients and improved our competitive positioning as we have launched expanded and new solutions, demonstrating the value of having a total talent solutions partner.”

Second Quarter 2020 Results
Consolidated revenue for the quarter was $608 million, a 14% increase over prior year and 1% higher than prior quarter. On an organic basis, consolidated revenue was up 2% over prior year.

Revenue for the Nurse and Allied Solutions segment was $444 million up 21% year over year, up 13% organic excluding the June 2019 acquisition of Advanced Medical, and up 5% sequentially. Travel Nurse revenue led the way with 41% year-over-year growth, including 35%

organic. Allied division revenue increased 10% year over year due to the acquisition of Advanced Medical, with organic revenue down 13%.

The Physician and Leadership Solutions segment reported revenue of $109 million, down 24% year over year and down 21% sequentially. All business lines in the segment were negatively affected by the reductions in non-emergency care. Locum tenens revenue was $62 million, down 25% year over year and down sequentially by 22%. Interim leadership revenue fell 17% year over year, and our physician and leadership search businesses saw revenue decline 34% compared with a year ago.

Technology and Workforce Solutions segment revenue was $55 million for an increase of 123% year over year (3% organic), driven in large part by our acquisitions of Stratus Video and b4health. Stratus Video contributed $28 million revenue in the quarter, significantly better than expected as this business quickly rebounded from a COVID-19-driven slowdown in March and April. Our vendor management systems, open marketplace and scheduling and predictive analytics businesses also performed better than expected.

Gross margin was 32.5%, lower by 100 basis points year over year and sequentially. The variance was driven primarily by a segment mix shift toward lower-margin Nurse and Allied staffing and a lower gross margin in the Nurse and Allied Solutions segment from a lower bill-pay spread.

SG&A expenses were $137 million, or 22.5% of revenue, compared with $122 million, or 22.7% of revenue, in the same quarter last year. SG&A was $146 million, or 24.3% of revenue, in the previous quarter. The year-over-year increase in SG&A costs included $10 million of additional SG&A from acquired companies. SG&A in the quarter also included $4 million of restructuring expenses associated with our cost reduction actions, $4 million of acquisition integration expenses, and a $5 million increase in the earn-out obligation associated with the b4health acquisition.

Income from operations was $38 million with an operating margin of 6.3%, compared with $45 million and 8.4%, respectively, in the same quarter last year. Adjusted EBITDA was $81 million, a year-over-year increase of 21%. Adjusted EBITDA margin was 13.2%, representing an increase of 70 basis points year over year.

Net income was $22 million, or $0.47 per diluted share, compared with $29 million, or $0.61 per diluted share, in the same quarter last year. Adjusted diluted EPS in the second quarter was $0.83. As noted in the tables of this press release, the difference between GAAP and adjusted net income and EPS is driven by higher amortization related to recent acquisitions, integration-related expenses, and an increase in the earn-out obligation for the b4health acquisition, offset in part by adjustments to normalize our tax rate.

At June 30, 2020, cash and cash equivalents totaled $43 million. Cash flow from operations was $77 million for the quarter, and capital expenditures were $6 million. The Company ended the quarter with total debt outstanding of $973 million and a leverage ratio of 2.7 to 1.

Third Quarter 2020 Outlook

The COVID-19 pandemic has been highly disruptive to economic activity and to healthcare infrastructure in the United States, making healthcare labor demand volatile, differing widely among client segments. COVID-19 patient volumes have been highly variable, with surges continuing across the country driving significantly higher demand for nurses; however, elective procedures and routine care are still below pre-crisis levels. The trajectory of healthcare and economic recovery is uncertain, and we are anticipating continued surges in COVID-19 care coupled with a modest recovery of non-COVID-19 healthcare services.

In our Nurse and Allied Solutions segment, we expect third quarter revenue to be down approximately 10% from prior year. For our largest business of travel nurse staffing, we expect revenue to be up 3-5% to prior year, with lower volumes offset by higher rates and hours worked. Allied revenue is expected to be lower than prior year by 27-29% as a result of reduced healthcare utilization, particularly impacting our physical therapy discipline.

Our Physician and Leadership Solutions segment saw a sharp sequential drop in April revenue as the national response to the pandemic resulted in an abrupt falloff of contingent and permanent labor demand. The revenue trend stabilized in June, and we expect the segment will remain at this level in the third quarter with revenue estimated at nearly 30% below prior year.

We project revenue for our Technology and Workforce Solutions segment to rise approximately 140% compared with prior year, including the recent acquisitions of Stratus Video and b4health. Segment revenue dropped in April, but May and June rebounded. Our language interpretation business has experienced steady growth in billable minutes since May, which we expect will continue through the third quarter.

Based on the above trends, we are projecting consolidated third quarter revenue to be in a range of $510 million to $525 million. Third quarter gross margin is expected to be 33.0-33.5%, operating margin is expected to be above 7%, and adjusted EBITDA margin is expected to be greater than 13%.

Third quarter estimates for certain financial items include depreciation of $7 million, non-cash amortization expense of $15 million, stock-based compensation expense of $4 million, interest expense of $10 million, integration expenses of $6 million, and an adjusted tax rate of 30%.

Conference Call on August 6, 2020
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its second quarter 2020 financial results and outlook on Thursday, August 6, 2020, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (833) 968-2219 in the U.S. or +1 778-560-2894 internationally and using passcode 5756627. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 8:00 p.m. Eastern Time on August 6, 2020, and can be accessed until 11:59 p.m. Eastern Time on August 20, 2020, by calling (800) 585-8367 in the U.S. or +1 416-621-4642 internationally, with access code 5756627.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the trajectory of the healthcare industry and economic recovery, the magnitude and extent to which the COVID-19 pandemic will result in a recovery for certain healthcare services, future demand and pay rates, hours worked and volume projections, overall healthcare utilization rates, third quarter 2020 revenue projections for each of our Nurse and Allied Solutions, Physician and Leadership Solutions and Technology and Workforce Solutions segments, travel nurse staffing and allied businesses, billable minute projections for our language interpretation business, third quarter year-over-year performance of our VMS business, and our third quarter guidance for consolidated revenue, gross margin, operating margin, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The Company’s ability to meet the targets and expectations noted in our third quarter 2020 outlook depends upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations start to lift, (iv) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (v) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (vi) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vii) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, (viii) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (ix) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (x) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xi) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xii) our ability to consummate and effectively incorporate acquisitions into our business.
        For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Revenue	$608,351	$535,177	$602,461	$1,210,812	$1,067,618
Cost of revenue	410,811	355,635	400,395	811,206	711,317
Gross profit	197,540	179,542	202,066	399,606	356,301
Gross margin	32.5%	33.5%	33.5%	33.0%	33.4%
Operating expenses:
Selling, general and administrative (SG&A)	137,068	121,668	146,234	283,302	241,665
SG&A as a % of revenue	22.5%	22.7%	24.3%	23.4%	22.6%

Depreciation and amortization	22,071	12,718	20,089	42,160	24,428
Total operating expenses	159,139	134,386	166,323	325,462	266,093
Income from operations	38,401	45,156	35,743	74,144	90,208
Operating margin (1)	6.3%	8.4%	5.9%	6.1%	8.4%

Interest expense, net, and other (2)	11,443	6,065	11,054	22,497	11,738

Income before income taxes	26,958	39,091	24,689	51,647	78,470

Income tax expense	4,633	10,222	11,724	16,357	15,479
Net income	$22,325	$28,869	$12,965	$35,290	$62,991
Net income as a % of revenue	3.7%	5.4%	2.2%	2.9%	5.9%

Other comprehensive loss:
Foreign currency translation and other	(58)	(89)	(47)	(105)	(190)
Other comprehensive loss	(58)	(89)	(47)	(105)	(190)

Comprehensive income	$22,267	$28,780	$12,918	$35,185	$62,801

Net income per common share:
Basic	$0.47	$0.62	$0.27	$0.74	$1.35
Diluted	$0.47	$0.61	$0.27	$0.74	$1.32
Weighted average common shares outstanding:
Basic	47,383	46,644	47,359	47,371	46,713
Diluted	47,562	47,424	47,641	47,623	47,597

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Reconciliation of Non-GAAP Items:

Net income	$22,325	$28,869	$12,965	$35,290	$62,991
Income tax expense	4,633	10,222	11,724	16,357	15,479
Income before income taxes	26,958	39,091	24,689	51,647	78,470
Interest expense, net, and other (2)	11,443	6,065	11,054	22,497	11,738
Income from operations	38,401	45,156	35,743	74,144	90,208
Depreciation and amortization	22,071	12,718	20,089	42,160	24,428
Depreciation (included in cost of revenue) (3)	355	—	145	500	—
Share-based compensation	6,347	3,702	4,927	11,274	8,888
Acquisition, integration, and other costs (4)	13,364	5,156	13,077	26,441	9,185
Adjusted EBITDA (5)	$80,538	$66,732	$73,981	$154,519	$132,709

Adjusted EBITDA margin (6)	13.2%	12.5%	12.3%	12.8%	12.4%

Net income	$22,325	$28,869	$12,965	$35,290	$62,991
Adjustments:
Amortization of intangible assets	15,068	7,357	13,431	28,499	14,008
Acquisition, integration, and other costs (4)	13,364	5,156	13,077	26,441	9,185
Equity instrument fair value changes (2)	593	—	1,298	1,891	—
Tax effect on above adjustments	(7,546)	(3,253)	(7,230)	(14,776)	(6,030)
Tax effect of COLI fair value changes (7)	(4,316)	(575)	5,255	939	(2,102)
Excess tax deficiencies (benefits) related to equity awards (8)	(15)	(973)	(1,221)	(1,236)	(5,542)
Adjusted net income (9)	$39,473	$36,581	$37,575	$77,048	$72,510

GAAP diluted net income per share (EPS)	$0.47	$0.61	$0.27	$0.74	$1.32
Adjustments	0.36	0.16	0.52	0.88	0.20
Adjusted diluted EPS (10)	$0.83	$0.77	$0.79	$1.62	$1.52

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Revenue
Nurse and allied solutions	$444,464	$367,994	$424,346	$868,810	$741,466
Physician and leadership solutions	108,622	142,449	137,842	246,464	279,526
Technology and workforce solutions	55,265	24,734	40,273	95,538	46,626
	$608,351	$535,177	$602,461	$1,210,812	$1,067,618

Segment operating income (11)
Nurse and allied solutions	$61,175	$52,752	$59,608	$120,783	$106,308
Physician and leadership solutions	15,325	18,861	14,569	29,894	34,733
Technology and workforce solutions	21,839	11,336	15,295	37,134	21,719
	98,339	82,949	89,472	187,811	162,760
Unallocated corporate overhead	17,801	16,217	15,491	33,292	30,051
Adjusted EBITDA (5)	$80,538	$66,732	$73,981	$154,519	$132,709

Gross Margin
Nurse and allied solutions	27.0%	28.1%	28.5%	27.7%	28.3%
Physician and leadership solutions	36.4%	37.2%	36.7%	36.6%	36.9%
Technology and workforce solutions	68.7%	93.4%	75.7%	71.7%	93.0%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (12)	9,815	10,258	11,411	10,613	10,352

Physician and leadership solutions
Days filled (13)	32,615	41,563	40,284	72,899	82,059
Revenue per day filled (14)	$1,899	$1,975	$1,968	$1,937	$1,981

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except leverage ratio)
(unaudited)

	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$43,067	$82,985	$20,937
Accounts receivable, net	366,574	352,685	369,372
Accounts receivable, subcontractor	58,469	72,714	50,058
Prepaid and other current assets	50,529	52,115	49,501
Total current assets	518,639	560,499	489,868
Restricted cash, cash equivalents and investments	56,362	62,170	65,919
Fixed assets, net	113,975	104,832	97,249
Operating lease right-of-use assets	85,119	89,866	95,247
Other assets	120,910	120,254	109,909
Goodwill	876,314	595,551	588,457
Intangible assets, net	599,737	398,474	409,439
Total assets	$2,371,056	$1,931,646	$1,856,088

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$144,824	$156,140	124,672
Accrued compensation and benefits	171,007	170,932	149,937
Current portion of notes payable	7,813	—	3,750
Current portion of operating lease liabilities	15,480	13,943	13,068
Deferred revenue	11,759	11,788	11,053
Other current liabilities	33,653	25,302	14,344
Total current liabilities	384,536	378,105	316,824
Revolving credit facility	100,000	—	196,000
Notes payable, less unamortized fees	856,106	617,159	466,610
Deferred income taxes, net	93,889	46,618	39,273
Operating lease liabilities	85,504	91,209	97,355
Other long-term liabilities	73,615	61,813	59,586
Total liabilities	1,593,650	1,194,904	1,175,648

Commitments and contingencies

Stockholders’ equity:	777,406	736,742	680,440

Total liabilities and stockholders’ equity	$2,371,056	$1,931,646	$1,856,088

Leverage ratio (15)	2.7	2.0	2.4

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019

Net cash provided by operating activities	$76,906	$29,077	$51,365	$128,271	$65,291
Net cash used in investing activities	(21,125)	(204,443)	(492,137)	(513,262)	(240,691)
Net cash provided by (used in) financing activities	(127,132)	187,495	456,126	328,994	189,285
Effect of exchange rates on cash	(58)	(89)	(47)	(105)	(190)
Net increase (decrease) in cash, cash equivalents and restricted cash	(71,409)	12,040	15,307	(56,102)	13,695
Cash, cash equivalents and restricted cash at beginning of period	169,269	85,979	153,962	153,962	84,324
Cash, cash equivalents and restricted cash at end of period	$97,860	$98,019	$169,269	$97,860	$98,019

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciling Operating Margin Guidance to
Adjusted EBITDA Margin Guidance

Adjusted EBITDA margin represents operating margin excluding the impact of (A) depreciation and amortization expense, (B) share-based compensation and (C) acquisition, integration, and other costs. Due to the impact that the COVID-19 pandemic has had on the healthcare industry and the resulting uncertainty the pandemic is having on our future financial performance, we are unable to provide a quantitative reconciliation of our projected third quarter 2020 adjusted EBITDA margin to our projected operating margin without undertaking unreasonable efforts.

(1)Operating margin represents income from operations divided by revenue.
(2)Interest expense, net, and other for the three and six months ended June 30, 2020 includes $593,000 and $1,891,000 related to changes in the fair value of equity instruments, respectively. Since the changes in fair value is unrelated to the Company’s operating performance, we excluded the impact from the calculation of adjusted net income and adjusted diluted EPS for the three and six months ended June 30, 2020.
(3)A portion of depreciation expense for Stratus Video, which was acquired in February 2020, is included in cost of revenue for the three and six months ended June 30, 2020. Beginning in 2020, we exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs for the three and six months ended June 30, 2020 include $3,568,000 of restructuring expenses associated with cost reduction actions that were initiated during the three months ended June 30, 2020, acquisition-related costs of the Stratus Video acquisition of $1,713,000 and $9,525,000, respectively, and increases in contingent consideration liabilities for recently acquired companies of $4,800,000 and $5,000,000, respectively. Acquisition, integration, and other costs for the three and six months ended June 30, 2019 included extraordinary legal expenses of approximately $2,500,000 and $4,600,000, respectively, which were partially offset by decreases in contingent consideration liabilities for recently acquired companies of $1,458,000 and $2,158,000 for the three and six months ended June 30, 2019, respectively. We exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity instruments, (E) write offs of deferred financing costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Excluding Advanced Medical, which was acquired during the second quarter of 2019, the average healthcare professionals on assignment was 8,796 and 10,079 for the three months ended June 30, 2020 and 2019, respectively, and 9,442 and 10,263 for the six months ended June 30, 2020 and 2019, respectively.
(13)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(14)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(15)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.